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                                                               EXHIBIT (10)(gg)



                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT is dated as of August 8, 1995, by and between USA Broadcast Group, L.L.C., a Delaware limited liability company ("Buyer"), and Price Communications Corporation, a New York corporation ("Price), Texoma Broadcasting Corp., a Texas corporation ("Texoma"), Southeast Texas Broadcasting Corp., a Texas corporation ("Southeast") and Tri-State Broadcasting Corp., a Delaware corporation ("Tri-State") (Price, Texoma, Southeast and Tri-State, collectively "Seller").

                                    RECITALS

         A. Price is the parent company of Texoma, Southeast and Tri-State.

         B. Texoma is the licensee of and owns and operates Television Station KFDX-TV, Channel 3, Wichita Falls, Texas ("KFDX-TV" or the "Station") pursuant to authorizations issued by the Federal Communications Commission.

         C. Southeast is the licensee of and owns and operates Television Station KJAC-TV, Channel 4, Port Arthur, Texas ("KJAC-TV" or the "Station") pursuant to authorizations issued by the Federal Communications Commission.

         D. Tri-State is the licensee of and owns and operates Television Station KSNF(TV), Channel 16, Joplin, Missouri ("KSNF(TV)" or the "Station") pursuant to authorizations issued by the Federal Communications Commission (KFDX-TV, KJAC-TV and KSNF(TV) collectively the "Stations").

         E. Seller desires to sell, and Buyer wishes to buy, substantially all the assets that are used or useful in the business or operations of the Stations, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1.  DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the accounts held by Seller as of the Closing Date for advertising and programming aired on the Stations prior to the Closing Date and for production and other services provided by Seller prior to the Closing Date.
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         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are designated to indicate that they will be assumed by Buyer upon its purchase of the Stations, (ii) Contracts with advertisers for the sale of advertising time on the Stations for cash at prevailing rates and which may be canceled by the Stations without penalty on not more than thirty days' notice, and (iii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date in accordance with the terms hereof.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Stations, and (i) which are in effect on the date of this Agreement or
(ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Stations.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.



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         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data (but excluding any technical information and data located at Seller's New York corporate headquarters), machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, including the call letters, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Permitted Liens" means (i) liens for current taxes not yet due and payable, (ii) any easement, right-of-way or encumbrance on the real property included in the Assets that does not materially impair the value or interfere with the use and enjoyment thereof in the operation of the Stations, and (iii) any matter disclosed in Schedule 3.5 hereto.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used or useful in the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

SECTION 2. PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for Permitted Liens),





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including the following:

                 (a)      The Tangible Personal Property;

                 (b)      The Real Property;

                 (c)      The Licenses;

                 (d)      The Assumed Contracts;

                 (e) The Intangibles and all intangible assets of Seller relating to the Stations that are not specifically included within the Intangibles, including the goodwill of the Stations.

                 (f) All of Seller's proprietary information, technical information and data, maps, computer discs and tapes, plans, diagrams blueprints, and schematics, including filings with the FCC relating to the business and operations of the Stations;

                 (g) All choses in action of Seller relating to the Stations; and

                 (h) All books and records relating to the business or operations of the Stations, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Stations.

         2.2 Excluded Assets. The Assets shall exclude the following assets:

                 (a) Seller's cash on hand as of the Closing and all other cash in any of Seller's bank accounts;

                 (b) Any notes receivable, insurance policies, bonds, letters of credit, or other similar items, and any cash surrender value in regard thereto;

                 (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

                 (d) All books and records that Seller is required by law to retain;

                 (e) Any interest in and to any refunds of federal, state, or local franchise, income, or other taxes for periods prior to the Closing Date; and

                 (f)      All Accounts Receivable of the Stations.

         2.3 Purchase Price. The Purchase Price for the Assets shall be calculated on the basis of the multiple of 9.2 times the combined twelve-month trailing Cash Flow (as hereinafter





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defined) for all of the Stations, as determined as of the last day of the month preceding the Closing Date. As used herein, the term "Cash Flow" shall mean net operating revenues less all operating expenses, including actual cash payments for programming, but not including depreciation, amortization (including programming amortization), trade revenues and expenses, income taxes, interest expenses, environmental remediation expenses, if any, legal and other transactional costs and management fees, and as that term is used in the broadcast industry; provided, however, that operating revenues shall not include the "mutual growth grant" (or equivalent payment) payable to Seller under the NBC term sheet referenced below. Seller covenants and agrees to pay in a timely manner all accounts payable, expenses and other obligations which are due and payable at or prior to Closing and arising out of the operation of the Stations between the date hereof and Closing, subject to good faith disputes. The Purchase Price shall be adjusted at closing as provided below:

                 (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the operation of the Stations, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), and similar prepaid and deferred items shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts.

                 (b) Manner of Determining Adjustments. The Purchase Price, taking into account the adjustments and prorations pursuant to Section 2.3(a), will be determined finally in accordance with the following procedures:

                          (1)     Seller shall prepare and deliver to Buyer not
later than five days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the Purchase Price and any adjustments to the Purchase Price under Section 2.3(a). The preliminary settlement statement (A) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (B) shall be certified by Seller to be true and complete as of the date thereof.

                          (2)     No later than 90 days after the Closing Date,
Buyer will deliver to Seller a statement setting forth Buyer's determination of the Purchase Price and the calculation thereof pursuant to Section 2.3(a). If Seller disputes the amount of the Purchase Price determined by Buyer, it shall deliver to Buyer within 30 days after its receipt of Buyer's





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statement a statement setting forth its determination of the amount of the
Purchase Price. If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the 30-day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the 30-day period.

                          (3)     Buyer and Seller shall use good faith efforts
to resolve any dispute involving the determination of the Purchase Price and any adjustments thereto. If the parties are unable to resolve the dispute within 15 days following the delivery of Seller's statement or Buyer's statement, as the case may be, Buyer and Seller shall jointly designate an independent certified public accountant, who shall be knowledgeable and experienced in the operation of television broadcasting stations, to resolve the dispute. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this accountant shall be split equally between the parties.

         2.4 Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Seller as follows:

                 (a) Payment of Estimated Purchase Price. At the Closing, Buyer shall pay or cause to be paid to or for the account of Seller the Purchase Price as adjusted by the estimated adjustments set forth in Seller's preliminary settlement statement (the "Estimated Purchase Price") by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two business days prior to the Closing Date.

                 (b)      Payments to Reflect Adjustments.

                 (1) If the Purchase Price as finally determined pursuant to Section 2.3(b) exceeds the Estimated Purchase Price, Buyer shall pay to Seller, in immediately available funds within five days after the date on which the Purchase Price is determined pursuant to Section 2.3(b), the difference between the Purchase Price and the Estimated Purchase Price.

                 (2) If the Purchase Price as finally determined pursuant to Section 2.3(b) is less than the Estimated Purchase Price, Seller shall pay to Buyer, in immediately available funds within five days after the date on which the Purchase Price is determined pursuant to Section 2.3(b), the difference between the Purchase Price and the Estimated Purchase Price.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Stations on or after the Closing Date, together with any other obligation of Seller which has been prorated in favor of Buyer under Section 2.3(a) above. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any





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Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any Claims or pending litigation or proceedings relating to the operation of the Stations prior to the Closing, (iv) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements, (v) any obligation to any employee of the Stations for severance benefits, vacation time, or sick leave accrued prior to the Closing Date (except to the extent such items are prorated in Buyer's favor at Closing, and except to extent provided for in an employment contract assumed by Buyer at Closing), or (vi) any obligations or liabilities caused by, arising out of, or resulting from any negligent action or omission of Seller or other intentional breach or wilful misconduct of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller. Except in connection with Buyer's agreement to assume certain employment contracts at Closing, Buyer shall be under no obligation to hire the Stations' employees.

         2.6 Escrow Deposit. The parties acknowledge and agree that Buyer has deposited One Hundred Fifty Thousand Dollars ($150,000) (the "Escrow Deposit") with Seller on the date hereof. Unless Buyer cancels this Agreement in accordance with Section 9.2(g) hereof, within fourteen (14) days after the date hereof (or such later date if Buyer's cancellation right is extended under Section 9.2(g) (such date hereinafter being referred to as the "Escrow Date")), Buyer agrees to place an additional Three Hundred and Fifty Thousand Dollars ($350,000) in escrow to be held by Fleet National Bank (the "Escrow Agent") and disbursed pursuant to Section 9.3 hereof and in accordance with the terms of the Escrow Agreement which is attached hereto as Exhibit A. Upon Buyer's deposit of the additional $350,000 into escrow, Seller agrees to deposit into escrow with the Escrow Agent the $150,000 deposit previously delivered by Buyer, at which time the aggregate sum of $500,000 shall be deemed the Escrow Deposit hereunder to be applied toward the Purchase Price at Closing or held and disbursed in accordance with Section 9.3 and the Escrow Agreement.

         If Buyer cancels this Agreement pursuant to Section 9.2(g) hereof, Seller shall be entitled to retain the $150,000 deposit for its own account. The parties acknowledge that Seller has not yet provided Disclosure Schedules and certain deliveries of documents as required hereunder.

         2.7     Collection of Accounts Receivable.

                 (a) At the Closing, Seller shall designate Buyer as its agent solely for purposes of collecting the Accounts Receivable existing on the Closing Date and provide Buyer with an accurate and up to date list of the Accounts Receivable. Buyer shall make reasonable efforts to collect the Accounts Receivable during the "Collection Period," which shall be the period beginning on the Closing Date and ending on the last day of the fourth calendar month following the Closing Date. All amounts received from accounts with respect to which Buyer continues to sell advertising time on the Stations, or otherwise maintains a business relationship, on and after the Closing Date shall be applied first to the payment in full of any outstanding Account Receivable balance for such account. Buyer shall not be obligated to use any





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extraordinary efforts to collect any of the Accounts Receivable or to refer any of the Accounts Receivable to a collection agency or to an attorney for collection. Buyer shall incur no liability to Seller for any uncollected Accounts Receivable. During the Collection Period, neither Seller nor its agents shall make any direct solicitation of any of the Accounts Receivable for collection purposes. Following the expiration of the Collection Period, Seller may pursue collections of all Accounts Receivable.

                 (b) On or before the fifth day following the end of each calendar month in the Collection Period, Buyer shall furnish Seller with a list of, and pay over to Seller without set-off or deduction, the amounts collected during such calendar month with respect to the Accounts Receivable, less any amounts for commissions due (which Buyer will then pay) and any amounts finally determined to be payable to Buyer pursuant to Section 2.4(b)(2).

                 (c) Following the expiration of the Collection Period, Buyer shall have no further obligations under this Section 2.7, except that Buyer shall immediately pay over to Seller any amounts subsequently paid to it with respect to any Accounts Receivable.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization. Standing. and Authority. Each of the Sellers is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized. Tri-State is duly qualified to conduct business as foreign corporation in the State of Missouri. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased. and used, (ii) to conduct the business and operations of the Stations as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the business or operations of the Stations or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been (or will prior to Closing be) duly authorized by all necessary actions on the part of Seller and its shareholders. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance within its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3 and satisfaction of the requirements of the HSR Act, if applicable, the execution, delivery, and performance by Seller of this Agreement and the documents contemplated hereby





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(with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Articles of Incorporation or Bylaws of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued pursuant to Final Orders, and Seller is the authorized legal holder thereof. The Licenses comprise all of the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would materially limit the full operation of the Stations as now operated. The Licenses are in full force and effect, and the conduct of the business and operations of the Stations is in accordance therewith in all material respects. Seller has no reason to believe that any of the Licenses would not be renewed for a full term with no materially adverse conditions by the FCC or other granting authority in the ordinary course. Schedule 3.7 includes a true and complete list of all agreements with operators of cable television systems pursuant to which Seller has granted to such operators the right to retransmit the Stations' signals (the "Retransmission Agreements"). Except with respect to the cable television systems that are parties to the Retransmission Agreements, on or before June 17, 1993, Seller made a valid election of must carry with respect to each cable system located within each Station's Area of Dominant Influence (as defined in Section 76.55(e)(1) of the Commission's rules). Except as set forth on Schedule 3.4, no cable system has advised Seller of any signal quality deficiency or copyright indemnity or other prerequisite to cable carriage of any Station's signal, and no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.

         With respect to KJAC-TV, the parties acknowledge that the Station's 1993 application for renewal of licenses ("Renewal Application") is pending before the FCC. Seller represents that neither a petition to deny nor a competing application has been filed against the Renewal Application and the deadline for filing either a petition to deny or competing application against the Renewal Application was July 1, 1993. Seller further represents that the only reason the KJAC-TV renewal has not been granted is the fact that the FCC has not resolved an indecency complaint against the Station involving an episode of The Phil Donahue Show. Seller covenants to use its best efforts to obtain an expeditious grant of the Renewal Application without any conditions materially adverse to Buyer's ownership or operations of KJAC-TV. Seller shall hold Buyer harmless and indemnify Buyer in connection with the complaint and the FCC's disposition of the renewal application. With respect to KSNF-TV, the parties further





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acknowledge that there is pending against the Station a complaint alleging EEO violation(s). Seller covenants to use its best efforts to have the matter resolved expeditiously without any conditions materially adverse to Buyer's ownership or operations of the Station. Seller shall hold Buyer harmless and indemnify Buyer in connection with that EEO complaint and the FCC's disposition of it.

         3.5 Title to and Condition of Real Property. Schedule 3.5 contains a complete and accurate description of all the Real Property and Seller's interests therein (including the street address and legal description of owned Real Property). The Real Property listed on Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Stations as now conducted. Seller has good and insurable fee simple title, to all fee estates (including the improvements thereon) included in the Real Property, free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber, or other rights or interests, except for liens for real estate taxes not yet due and payable and liens disclosed on Schedule 3.5 and Permitted Liens. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in
Schedule 3.5 or, in the case of guy wires or anchors, Seller otherwise has legal and valid rights for the placement thereof on adjoining properties. Seller has delivered to Buyer true and complete copies of all deeds pertaining to the Real Property. Except as set forth on Schedule 3.5, all Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business and operations of the Stations, and (iii) complies in all material respects with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Seller has full legal and practical access to the Real Property.

         3.6     Title to and Condition of Tangible Personal Property. Schedule
3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Stations as now conducted. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Stations. Except as set forth on Schedule 3.6, all items of transmitting and studio equipment included in the Tangible Personal Property
(i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the Stations and any of its auxiliary broadcast stations to operate in all material respects in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and in all material respects with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

         3.7 Contracts. Schedule 3.7 is a true and complete (i) list of all material Contracts, except contracts with advertisers for the sale of advertising time on the Stations for cash at prevailing rates and which have not been prepaid and which may be canceled by the Stations





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without penalty on not more than thirty days' notice, and (ii) summary of
Seller's rights and obligations as of the date hereof under trade and barter agreements relating to the Stations. Seller has delivered to Buyer true and complete copies of all written Contracts which are required to listed on
Schedule 3.7, and true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts). Other than the Contracts listed on Schedule 3.7 and those that are not required to be listed thereon, Seller requires no material contract, lease, or other agreement to enable it to carry on its business as now conducted. Except as set forth on
Schedule 3.7, all of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. To Seller's knowledge, there is not under any Assumed Contract any material default by any party thereto. Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8 Consents. Except for the FCC Consent provided for in Section 6.1, the other Consents described in Schedule 3.3 and satisfaction of the requirements under the HSR Act, if applicable, no material consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Stations in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are, to Seller's knowledge, valid and in good standing and uncontested. Seller has delivered to Buyer copies of all documents in its possession establishing or evidencing all Intangibles. To Seller's knowledge, Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Stations as now conducted.

         3.10 Financial Statements. Seller has furnished Buyer with true and complete copies of balance sheets and a profit and loss statements for the periods ended December 31, 1993 and 1994, and unaudited balance sheet and profit and loss statement for the six months ended June 30, 1995 (collectively, the "Financial Statements). The Financial Statements have been prepared from the books and records of Seller, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Stations (which books, records, and accounts are complete and correct), are complete and correct in all material respects, and present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended. None of the Financial Statements materially understates the true direct (excluding indirect overhead and headquarters expense) costs and expenses of conducting the business or operations of the Stations or inflates the revenues of the Stations.

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Stations. All policies of insurance listed in Schedule 3.11 are in full force and effect. The insurance policies listed in Schedule 3.11 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Stations against all customary and foreseeable risks. During the past three years, no insurance policy of Seller on the Assets or the Stations has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.

         3.12    Reports.   All material returns, reports, and statements which
the Stations are currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Stations have been complied with in all material respects. All of such returns, reports, and statements are substantially complete and correct as filed. Seller has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

         3.13 Taxes. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and Seller has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by Seller to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Stations, and no event has occurred that could impose on Buyer any material transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.14 Claims and Legal Actions. Except for any FCC rulemaking proceedings affecting the television broadcasting industry generally or except as set forth in Schedule 3.14, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against Seller with respect to its ownership or operations of the Stations or otherwise relating to the Assets or the business or operations of the Stations. In particular, but without limiting the generality of the foregoing, except as set forth in Schedule 3.14, there are no applications, complaints or proceedings pending or, to the best of its knowledge, threatened (i) before the FCC relating to the business or operations of the Stations other than rule making proceedings which affect the television industry generally, (ii) before any federal or state agency relating to the business or operations of the Stations involving charges of illegal discrimination under any federal or state employment laws or regulations, or
(iii) before any federal, state, or local agency relating to the business or operations of the Stations involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.15    Environmental Matters.

                 (a) Except as set forth on Schedule 3.15, to the best of Seller's knowledge Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its ownership or operation of the Stations alleging any failure to comply with any such law, rule, or regulation. For purposes of this Section 3.15, Buyer acknowledges that Seller purchased the stock of Texoma and Southeast and that the term "Seller" as used herein does not include Texoma and Southeast prior to such stock purchase.

                 (b) Except as set forth on Schedule 3.15, to the best of Seller's knowledge, Seller has no liability relating to its ownership and operations of the Stations (and there is no reasonable basis related to the past or present operations, properties, or facilities of Seller for the creation of any such material future liability) under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, or the Emergency Planning and Community Right-to-Know Act (each as amended) or any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) Except as set forth on Schedule 3.15, to the best of Seller's knowledge, Seller has no material liability relating to its ownership and operation of the Stations (and there is no reasonable basis for the creation of any such material future liability) under the Occupational Safety and Health Act, as amended, or under any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (d) Except as set forth on Schedule 3.15, in connection with its ownership and operation of the Stations, Seller has obtained and been in material compliance with the terms and conditions of all material permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (e) Except as set forth on Schedule 3.15, to the best of Seller's knowledge, all properties and equipment used in the business and operations of the Stations are and have been free of friable asbestos and asbestos- related products, PCB's, methylerle chloride, trichloroethylene, 1, 2-transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous

Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act), where the existence thereof would be a material violation of applicable environmental laws.

                 (f) Except as set forth on Schedule 3.15, to the best of Seller's knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its ownership and operation of the Stations where the existence thereof would be a material violation of applicable environmental laws. Seller did not discover the existence of any of the foregoing when it acquired the Real Property.

         3.16 Compliance with Laws. Seller has complied in all material respects with (i) the Licenses, and (ii) all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Stations. To the best of Seller's knowledge, neither the ownership or use of the properties of the Stations nor the conduct of the business or operations of the Stations conflicts in any material respect with the rights of any other person or entity. Buyer acknowledges that Seller's representations and warranties regarding compliance with environmental laws are governed by Section 3.15.

         3.17 Conduct of Business in Ordinary Course. Since June 30, 1995, Seller has conducted the business and operations of the Stations only in the ordinary course and has not:

                 (a) Suffered any significant material adverse change in the business, assets, or properties of the Stations, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Stations which would have a material adverse effect on the operations of the Stations;

                 (b) Made any material sale, assignment, lease, or other transfer of any Station's properties other than in the normal and usual course of business where no longer needed in the operation of the business of the Stations or with suitable replacements being obtained therefor (for purposes of this subparagraph (b), the term "material" shall mean in excess of $10,000 per Station);

                 (c) Canceled any material debts owed to or claims held by Seller with respect to any Station, except in the normal and usual course of business;

                 (d) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of any Station; or

                 (e) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to any Station.

         3.18 Transactions with Affiliates. Other than Price Communications and its subsidiaries, Seller has not been involved in any business arrangement or relationship relating to the Stations with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the business of the Stations. As used in this paragraph, "affiliate'' has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.19 Broker. Neither Seller nor any person or entity acting on Seller's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         3.20    Personnel.

                 (a) All of Seller's Employee Plans and Compensation Arrangements are listed in Schedule 3.20, and complete and accurate copies of any such written Employee Plans and Compensation Arrangements (or related insurance policies) have been furnished to Buyer, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Schedule 3.20 also includes a description of any unwritten Employee Plans or Compensation Arrangements. Schedule 3.20 also contains a true and complete list of all employees of the Stations, their job descriptions, dates of hire and amounts and dates of last salary increase.

                 (b) Each Employee Plan and Compensation Arrangement has been administered in material compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Federal or state laws. Seller is not aware of any pending governmental audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead it to believe that any such audit or examination is threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the best knowledge of Seller, threatened against any of such plans or arrangements, and Seller possesses no knowledge of any facts which could give rise to any such action, suit or claim.

                 (c) Seller does not contribute to and is not required to contribute to any Multi-employer Plan with respect to the employees of the Stations, and neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

                 (d) Except as described in Schedule 3.20, neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides retiree medical or retiree life insurance coverage to employees of Seller at the Stations upon their retirement.

                 (e) Except as described in Schedule 3.20, with respect to each Employee Plan and, to the extent applicable, each Compensation
Arrangement: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no prohibited transaction, within the definition of section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject Seller to any liability that could become a liability of Buyer; and (iii) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by the Seller prior to the Closing.

                 (f) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) contributes or to which Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) sponsors, maintains or otherwise is bound which provides benefits to persons employed or previously employed at the Stations; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder; (iii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to persons employed or previously employed at the Stations any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; and (v) "Multi-employer Plan" means a plan, as defined in ERISA
Section 3(37), to which Seller or any entity related to Seller (under the terms of Section 414(b) or (c) of the Code) contributes or is required to contribute.

         3.21 Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to any Station. Seller has no written or oral contracts of employment with any employee of any Station, other than those listed in Schedule 3.7. Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any written notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No material controversies, disputes, or proceedings are pending or, to the best of Seller's knowledge, threatened, between it and any employee (singly or collectively) of any Station. No labor union or other collective bargaining unit represents or claims to represent any of the employees of any Station. There is no union campaign being conducted to represent employees of any the Station or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at any Station.

         3.22 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any schedule hereto or any certificate furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization. Standing. and Authority. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and on or before the Closing Date will be duly qualified to conduct business as a foreign corporation in the States of Texas and Missouri. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents and satisfaction of the requirements of the HSR Act, if applicable, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Certificate of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Broker. Neither Buyer nor any person or entity acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.5 FCC Qualifications. To the best of Buyer's knowledge, (i) Buyer is qualified under the rules and regulations of the FCC to enter into this Agreement and consummate the transactions contemplated herein and (ii) Buyer requires no waivers of such rules or regulations in order for the FCC to grant the FCC Consent.

         4.6 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 5. OPERATIONS OF THE STATIONS PRIOR TO CLOSING

         5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Stations only in accordance with the covenants in this Section 5.

         5.2 Contracts. Seller will not enter into any contract or commitment relating to the Stations or the Assets or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that, in the case of any of the foregoing, will be binding on Buyer after Closing and will require the payment of consideration of more than $500 without Buyer's prior written consent. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts. Notwithstanding the foregoing, Seller will not enter into any programming agreement which will be binding on Buyer after the Closing without Buyer's prior written consent.

         5.3 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the material Assets without Buyer's prior written consent, except where no longer used or useful in the business or operations of the Stations or in connection with the acquisition of replacement property of equivalent kind and value.

         5.4 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens and encumbrances disclosed on Schedule 3.5 and Schedule 3.6, and (ii) liens for current taxes not yet due and payable, (iii) mechanics' liens and other similar liens, and
(iv) Permitted Liens, all of which liens and encumbrances in clauses (i) and
(iii) shall be removed prior to the Closing Date, unless in the case of the liens and encumbrances specified in clause (i) either: (A) the existence of such liens and encumbrances does not materially impair the value or interfere with the use and enjoyment of the Stations; or (B) such liens and encumbrances are reasonably and adequately described (with respect to possible material impairment of or interference with value or use as aforesaid) in the Disclosure Schedules or other written material received by Buyer on or before August 22, 1995; provided, however, that Buyer shall, within thirty (30) days after the date hereof, inform Sellers in writing of those liens and encumbrances specified in clause (i) above which it believes Sellers are required to remove as aforesaid.

         5.5 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Stations.

         5.6 Rights. Seller shall not waive any right relating to the Stations or any of the Assets. Seller shall not cause or permit, by any act or failure to act, any cable system located within any Station's Area of Dominant Influence to refuse to carry such Station's signal.

         5.7 No Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.8 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, advisors and other authorized representatives reasonable access to the Assets, including each of the Station's studios and tower site locations and to all other properties, equipment, books, records, Contracts, and documents relating to the Stations for the purpose of audit and inspection, including inspections incident to the environmental survey described in Section 6.5 and the engineering report described in Section 6.6, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Stations that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Stations). Without limiting the generality of the foregoing, Seller shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Seller's financial records and Seller's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.9 Maintenance of Assets. Seller shall maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner. Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Seller shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.10 Insurance. Seller shall maintain the existing insurance policies on the Stations and the Assets.

         5.11 Consents. Seller shall use reasonable efforts to obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Stations than those pertaining under the Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

         5.12 Books and Records. Seller shall maintain its books and records relating to the Stations in accordance with past practices.

         5.13 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Stations, and of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

         5.14 Financial Information. Seller shall furnish to Buyer within twenty days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense of the Stations for the month just ended and such other financial information (including information on payables and receivables) relating to the Stations as Buyer may reasonably request. All financial information delivered by Seller to Buyer pursuant to this Section shall be prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied, shall accurately reflect the books, records, and accounts of the Stations shall be complete and correct in all material respects, and shall present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended. Seller shall also furnish to Buyer weekly pacing reports for the Stations.

         5.15 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Stations.

         5.16 Preservation of Business. Seller shall use its reasonable efforts to (i) preserve the business and organization of the Stations and keep available to the Stations its present employees (subject to Seller's right to control normal personnel decisions), (ii) maintain its level of promotional efforts in accordance with past practice and current budgets, (iii) preserve the Station's present relationships with material suppliers, advertisers, and others having business relations with it.

         5.17 Collection of Accounts Receivable. Prior to the Closing, Seller shall collect the Accounts Receivable only in the ordinary course consistent with its past practices.

         5.18 Personnel Recommendations. Seller shall promptly notify Buyer as personnel vacancies occur at the Stations and consider for employment all personnel recommended by Buyer for such vacant positions.

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the

FCC.

                  (b) Seller and Buyer shall promptly prepare (an) appropriate application(s) for the FCC Consent and shall jointly file the application(s) with the FCC within five business days of the Escrow Date. The parties shall prosecute the application(s) with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application(s) as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it Buyer and Seller shall oppose any petitions and objections filed in opposition to the application(s) and any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

         6.2 Control of the Stations. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations, and all such operations, including complete control and supervision of all of each Station's programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

         6.3 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement and except as and to the extent required by law, including disclosure requirements of federal and state securities laws and rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party upon request all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Environmental Assessment. Buyer shall have the option, at its sole expense and cost, to undertake an Environmental Assessment of the real properties of the Stations in accordance with the terms and conditions set forth herein. Said Environmental Assessment shall be performed by Dames and Moore or such other environmental consulting firm acceptable to Seller (the "Approved Consultant"). The Environmental Assessment shall consist of a Phase I environmental assessment and Phase I report (the "Phase I") and, only if and to the extent expressly recommended by the Approved Consultant in its Phase I, a Phase II environmental assessment and Phase II report (the "Phase II"), which Phase II environmental assessment may include intrusive sampling and testing of the soil and groundwater, integrity testing of any underground storage tanks and/or an asbestos survey. (The Phase I and Phase II reports are referred to collectively as the "Environmental Assessment"). Each of the Phase I and, if necessary, the Phase II shall be undertaken by the Approved Consultant in accordance with a scope (or scopes) of work furnished to and approved by Seller prior to the Approved Consultant's undertaking of the work. If the Buyer undertakes a Phase II environmental assessment, as provided herein, Buyer shall require that the Approved Consultant maintains, in full force and effect, general liability insurance coverage covering claims for bodily injury and property damage that might occur in the minimum amount of $1 million single limit per occurrence and shall require that the Approved Consultant cause Seller to be named as an additional insured under said Policy. A copy of each of the Phase I and Phase II reports shall be provided to the Seller within three (3) business days of receipt thereof by the Buyer. The Phase I work shall be completed and a copy of the Phase I report shall be provided to Seller by no later than September 11, 1995. Any Phase II work shall be completed and a copy of the Phase II report shall be provided to Seller by no later than October 6, 1995. In the event that the Environmental Assessment discloses environmental conditions requiring or reasonably likely to require remediation or clean-up or further investigation and the Approved Consultant recommends in the Phase I or Phase II remedial or further investigatory activities required to cause Seller to be in compliance with applicable Environmental Laws or, if appropriate, that are reasonably likely to be required by an environmental regulatory agency with jurisdiction over the environmental conditions identified in the Environmental Assessments (collectively, "Remedial Activities"), Buyer and Seller shall share equally (50% each) all the costs and expenses associated with undertaking said Remedial Activities; provided, however, that Seller's share of said costs and expenses shall not exceed $125,000 and provided further that in the event that the costs and expenses of said Remedial Activities, based upon a written Estimate prepared by the Approved Consultant and provided to Seller and Buyer, exceeds $250,000, Buyer shall have the right to terminate this Agreement, upon written notice to Seller, unless Seller shall agree to bear the costs and expenses of said Remedial Activities in excess of $250,000.

         6.6 Engineering Report. Buyer may, at its option and expense, retain an engineering firm to conduct a proof of performance study of the Stations and to prepare a report on each Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If the report discloses any material deficiencies in the operations or equipment of the Stations, Buyer shall so notify Seller within ten (10) days of Buyer's receipt of such report.

         6.7 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds or deliver any other consideration to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.8 Bulk Sales Law. If applicable, the Bulk Sales law of the State of Texas shall be complied with by Seller. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

         6.9     Noncompetition Agreement. At Closing, Buyer and Seller shall
enter into a Noncompetition Agreement in the form of Schedule 6. 9   Buyer and
Seller shall endeavor in good faith to agree upon the amount of the Purchase Price to be allocated to Seller's performance of its obligations under the Noncompetition Agreement within thirty (30) days after the date hereof.

         6.10    Title Insurance and Surveys.

                 (a) Title Insurance on Fee Property. With respect to each parcel of Real Property that Seller owns, Seller acknowledges that Buyer will obtain, at Buyer's expense, at or prior to Closing, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy acceptable to Buyer), issued by a title insurer satisfactory to Buyer, in an amount equal to the fair market value of the property and any improvements thereon (as reasonably determined by Buyer), insuring title to such parcel in the name of Buyer as of the Closing, subject only to liens or encumbrances expressly permitted by this Agreement.

                 (b) General Requirements as to Title Insurance Policies. Each title insurance policy obtained by Buyer pursuant to this Agreement shall
(1) insure title to the Real Property described in the policy and all recorded easements benefitting such Real Property. (2) contain an "extended coverage endorsement" insuring over the general exceptions customarily contained in title policies (if reasonably available in the jurisdiction in which the property is located), (3) contain an endorsement insuring that the Real Property described in the policy is the same real estate shown in the survey delivered with respect to such property, and (4) contain a "contiguity" endorsement with respect to any Real Property consisting of more than one record parcel.

                 (c) Surveys. With respect to each parcel of Real Property, as to which a title insurance policy is to be procured pursuant to this Agreement, Buyer will be entitled to procure a current survey of the parcel, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

         6.11 Sales Tax Filings. Prior to Closing, Seller shall continue to file Texas and Missouri sales tax returns with respect to the pertinent Stations in accordance with Seller's past practices and shall concurrently deliver copies of all such returns to Buyer.

         6.12 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are included in the Assets.

         6.13    [Intentionally Omitted]

         6.14 Compliance with HSR Act. If the transactions contemplated by this Agreement are subject to the filing requirements of the HSR Act, or the approval by the U.S. Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "DOJ"), Buyer and Seller will
(i) each make such filings as are required under Title II of the HSR Act as soon as practicable but in no event later than ten (10) days following the date hereof, (ii) otherwise promptly comply with the applicable requirements under the HSR Act, including furnishing all information and filing all documents required thereunder, (iii) furnish to each other copies of those portions of the documents filed which are not confidential, and (iv) cooperate fully and use their best efforts to expedite compliance with the HSR Act.

SECTION 7.       CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT
                 CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with the covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Consents. All Consents to the assignment of the Contracts designated as "material contracts" on Schedule 3.7 shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) Governmental Authorizations. Seller shall be the holder of all Licenses and there shall not have been any modification of any License that could have an adverse effect on the Stations or the conduct of its business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

                 (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no significant material adverse change in the assets, properties or business of the Stations, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business or operations of the Stations which would have a material adverse effect on the operations of the Stations.

                 (h) HSR Act. If legally required, all filings with the FTC and the DOJ pursuant to the HSR Act shall have been made and all applicable waiting periods with respect to such filings (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted which are pending on the Closing Date by the FTC or the DOJ challenging or seeking to enjoin the consummation of this transaction.

                 (i) NBC Affiliation. Seller and NBC shall have executed an amendment to, or renewal agreement with respect to, each of the Stations' affiliation agreements on terms at least as favorable to Buyer in the aggregate as those set forth in the term sheet attached hereto as Schedule 7.1(i), and the network compensation payable thereunder for prime time broadcasts shall be at least $100,000 (approximately) per Station per year higher than the network compensation paid to Seller in 1994, as calculated on the basis of (and based on the assumptions and other matters contained in) the model attached hereto as
Schedule 7.1(i).

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d)      FCC Consent.     The FCC Consent shall have been
granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                 (e)      HSR Act.         If legally required, all filings
with the FTC and the DOJ pursuant to the HSR Act shall have been made and all applicable waiting periods with respect to such filings (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted which are pending on the Closing Date by the FTC or the DOJ challenging or seeking to enjoin the consummation of this transaction.

SECTION 8.  CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date not earlier than the first business day after the FCC Consent is granted and not later than five days following the date upon which the FCC Consent has become a Final Order, to be set by Buyer on at least three days' written notice to Seller. If Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the third day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the fifth day after the date upon which the FCC Consent becomes a Final Order. If the date of Closing determined in accordance with the requirements of this
Section 8.1(a) falls on a date that is not a business day, the Closing shall occur on the next business day.

                  (b) Closing Place. The Closing shall be held at the offices of Fisher Wayland Cooper Leader & Zaragoza L.L.P., 2001 Pennsylvania Avenue, N.W., Suite 400, Washington, D.C. 20006, or any other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries By Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed bills of sale, Bargain and Sale deeds with covenants against Grantor's Acts, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and, with respect to owned Real Property, insurable, title to the Assets in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges and encumbrances, except for Permitted Liens;

                 (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property upon which the Stations' studios or towers (excluding translators) are situated;

                 (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                 (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by its President or any Vice President, certifying (1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the

Closing Date;

                 (e) Title Insurance and Surveys. The title insurance and surveys described in Section 6.10, provided that Buyer must obtain these items within thirty (30) days after the date hereof and notify Seller within that time period if this condition is not fulfilled;

                 (f) Tax. Lien. and Judgment Searches. Results of a search for tax lien, and judgment filings in the Secretary of State's records of the States of Texas and Missouri and in the records of Orange and Wichita Counties, Texas and of Jasper County, Missouri. Such searches having been made no earlier than ten days prior to the Closing Date;

                 (g) Licenses. Contracts. Business Records. Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with its operations and in its possession;

                 (h) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6. 9 duly executed Seller;

                 (i) Opinion of Counsel. Opinions of Proskauer, Rose, Goetz & Mendelsohn and Roberts & Eckard dated as of the Closing Date, substantially in the form of Schedule 8.2(i) hereto; and

                 (j) Authorizing Resolutions. Certified copies of the resolutions of Seller's board of directors approving the transactions contemplated by this Agreement.

         8.3 Deliveries By Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:;

                 (a) Purchase Price. The Estimated Purchase Price as provided in Section 2.4(a);

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts in accordance with Section 2.5;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President or any Vice President, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.9, duly executed by Buyer;

                 (e) Opinion of Counsel. An opinion of Fisher Wayland Cooper Leader & Zaragoza L.L.P. dated as of the Closing Date, substantially in the form of Schedule 8.3(e) hereto; and

                 (f) Authorizing Resolutions. Certified copies of the resolutions of Buyer's board of directors approving the transactions contemplated by this Agreement.

SECTION 9.  TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Stations abandoned, if Seller is not then in material breach, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Material Breach. If Buyer shall be in material breach of any applicable provision of this Agreement, which breach would prevent consummation of the transactions contemplated hereby and which Buyer is not diligently seeking to cure in an expeditious manner.

                 (b) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

                 (c) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (d) Upset Date. If the Closing shall not have occurred by the date that is 270 days after the date the application(s) for FCC Consent is (are) filed.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Stations abandoned, if Buyer is not then in material breach, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Material Breach. If Seller shall be in material breach of any applicable provision of this Agreement, which breach would prevent consummation of the transactions contemplated hereby and which Seller is not diligently seeking to cure in an expeditious manner.

                 (b) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (c) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (d) Upset Date. If the Closing shall not have occurred by the date that is 270 days after the date the application(s) for FCC Consent is (are) filed.

                 (e) Interruption of Service. If any event shall have occurred that prevented signal transmission by any Station in substantially the normal and usual manner for a continuous period of three days, provided that Buyer shall give Seller notice of any termination as a result thereof within twenty (20) days after it receives notice of such interruption.

                 (f)      [Intentionally Omitted]

                 (g) Due Diligence Cancellation Right. Buyer shall have notified Seller within fourteen (14) days after the date of this Agreement that it desires to cancel this Agreement for any reason in Buyer's sole discretion; provided that this 14-day period shall be extended if Seller has not furnished Buyer with full and complete schedules to this Agreement within 7 days after the date hereof, and in that event, this cancellation date shall be extended for a period of 7 days following Seller's delivery of full and complete schedules. Seller agrees to use all reasonable efforts to deliver full and complete copies of the schedules to Buyer within 7 days after the date hereof.

         9.3 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 (excluding Section 9.1(g) which shall be solely governed by Section 2.6 and not by this Section 9.3) or Section 9.2 and neither party is in material breach of any provision of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets and the Escrow Deposit shall be returned to Buyer. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then the payment of the $500,000 Escrow Deposit by Buyer to Seller shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material breach of this Agreement (including absence of financing). Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of Five Hundred Thousand Dollars ($500,000) is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer due to Seller's material breach of any provision of this Agreement, the Escrow Deposit shall be returned to Buyer and Buyer shall have all rights and remedies available at law or in equity.

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of eighteen months and all indemnity claims must be made within such 18-month period. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement, and no notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this

Agreement as the result of a breach of any of its representations and warranties; provided, however, that Buyer shall be deemed to have waived any misrepresentation or breach of warranty with respect to which Buyer has actual knowledge at Closing based upon written disclosure thereof by Seller and Buyer proceeds to Closing notwithstanding such disclosure by Seller.

         10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

                 (d) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to breaches of Seller (or events that would constitute a breach after notice, the passage of time or both) occurring prior the Closing Date.

                 (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as

                 (a) The party claiming indemnification (the "Claimant) shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnifications rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this
Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

                 (f) Notwithstanding anything in this Agreement to the contrary, after the Closing neither party shall indemnify or otherwise be liable to the other party under Sections 10.2(a) or 10.3(b) hereof, except to the extent that the liabilities exceeds $100,000 and indemnification shall be made by the indemnifying party only to the extent of such excess over $100,000; provided, however, that the foregoing limitation shall not be applicable to the obligations of Seller to indemnify Buyer against the matters addressed in
Section 3.4 hereof or to the obligation of Seller to pay and discharge any liabilities to third parties not assumed by Buyer hereunder or to the obligation of Buyer to pay and discharge any obligation assumed hereunder.

         10.5 Specific Performance. The parties recognize that if Seller breaches its obligation to consummate the transactions contemplated by this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11. MISCELLANEOUS

         11.1 Fees and Expenses. Seller and Buyer shall each pay one-half of any transfer taxes, recordation taxes, sales taxes, document stamps, or other charges levied by any governmental entity on account of the transfer of the Assets from Seller to Buyer, including the filing fees payable upon filing of the application for FCC Consent. Buyer shall pay the fee imposed by the FTC in connection with filings made pursuant to the HSR Act, if applicable. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

         11.2 Notices. All notices, demands, and Requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:                     Mr. Robert Price
                                  President
                                  Price Communications Corporation





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
                                  45 Rockefeller Plaza, Suite 3201
                                  New York, NY 10020

With a copy to:                   Peter G. Samuels, Esq.
                                  Proskauer, Rose, Goetz & Mendelsohn
                                  1585 Broadway
                                  New York, NY 10036

If to Buyer:                      Mr. Raymond J. Schonbak
                                  USA Broadcast Group, L.L.C.
                                  308 Paradise Drive
                                  Tiburon, CA  94920

                                  and

                                  Mr. Robert Fish
                                  USA Broadcast Group, L.L.C.
                                  158 Sherman Road
                                  Wakefield, RI 02879

With a copy to:                   Richard R. Zaragoza, Esq.
                                  Robert C. Fisher, Esq.
                                  Fisher Wayland Cooper
                                    Leader & Zaragoza, L.L.P.
                                  2001 Pennsylvania Avenue, N.W.
                                  Suite 400
                                  Washington, D.C.  20006

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

         11.3 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign its rights and obligations under this Agreement (including by operation of a transfer of control) without Seller's consent to any entity controlled by or under common control with Buyer so long as the assignment or transfer of control is pro forma in nature, does not materially affect the qualifications of the Buyer and does not materially affect either the FCC processing or the Closing. Buyer's assignment of its rights and obligations under this Agreement shall not relieve Buyer of any of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.4 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and





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
evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.5 Governing Law. This agreement shall be governed, construed, and enforced in accordance with the laws of the State of New York (without regard to any choice of law or conflict of law provisions (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York).

         11.6 CONSENT TO JURISDICTION. THE PARTIES AGREE THAT NONEXCLUSIVE JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT WILL PROPERLY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN NEW YORK, NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. EACH PARTY FURTHER AGREES THAT DELIVERY IN ACCORDANCE WITH SECTION 11.2 OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST SUCH PARTY, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any person or entity by virtue of the authorship of any of the provisions of this Agreement.

         11.10 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.11 Waiver of Compliance; Consents. Except as otherwise provided in this

Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.11.

         11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.13 Press Releases. Except as otherwise required by law, neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in which case the other party shall be first notified in writing.

         IN WITNESS WHEREOF, this Agreement has been executed by Seller and Buyer as of the date first written above.

                                         PRICE COMMUNICATIONS CORPORATION



                                         By:
                                             -------------------------------
                                                  Name:
                                                  Title:


                                         TEXOMA BROADCASTING CORP.



                                         By:
                                             -------------------------------
                                                  Name:
                                                  Title:


                                         SOUTHEAST TEXAS BROADCASTING CORP.



                                         By:
                                             -------------------------------
                                                  Name:
                                                  Title:


                                         TRI-STATE BROADCASTING CORP.



                                         By:
                                             -------------------------------
                                                  Name:
                                                  Title:


                                         USA BROADCAST GROUP, L.L.C.



                                         By:
                                             -------------------------------
                                                  Name:
                                                  Title:






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